Exhibit 10(v)
Special Recognition Award - Cash Incentive Program Acceptance Form

You have been recommended for an award of $350,000, under the Special Recognition Award - Cash Incentive Program, payable in two (2) installments as follows:

A.	50% of the incentive payment on April 1, 2015

B.	50% of the incentive payment on January 15, 2016

Participation in this program is very selective and made solely upon recommendations by the CEO to the Compensation Committee.

In consideration of the foregoing agreement by Emerson, you agree to the following:

1.
That during your employment by Emerson Electric Co. or any of its business units, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years immediately after termination of such employment for any reason, you will not directly or indirectly, regardless of whether any payment has been made to you under this Program, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against, any business of Emerson in which you were employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this agreement, including damages and injunctive relief. You also agree Missouri law governs this agreement without regard to any conflicts of laws principles and consent to resolve any disputes exclusively in the courts in the state of Missouri.

2.
You agree to keep the terms of this letter agreement in strictest confidence and will not divulge such terms to anyone other than members of your immediate family, your attorneys, and/or your financial advisors, whom you will ensure will comply with this provision. Failure to comply with the preceding sentence will result in the forfeiture of the incentive bonus.

3.	If you leave the employ of Emerson or any Emerson business unit, for any reason, prior to the end of the Eligibility period, any unpaid incentive payment under the Program, will be cancelled.

4.
Unless specifically approved by the Company in advance, if you voluntarily leave the employ of Emerson or any Emerson business unit within one (1) year after any payment made to you under the Program, you will be required to pay back to the Company 100% of such payment.

AGREED:	FOR EMERSON:
/s/ Edgar M. Purvis	/s/ Cynthia G. Heath

October 24, 2013	January 15, 2014
Date	Date